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                                                                   EXHIBIT 10.17

                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

      THIS PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this "AGREEMENT") is made as of June 10, 2004 (the "EFFECTIVE DATE"), by and among F&S HAYWARD, INC., a California corporation ("F&S, INC."), FOSTER ENTERPRISES, a California general partnership ("FOSTER") and SYME FAMILY PARTNERS L.P., a California limited partnership ("SYME") with a principal executive office at 250A Twin Dolphin Drive, Redwood City, California 94065, (collectively/"SELLER"), and BERNARDO PROPERTY ADVISORS, INC, a California corporation, with a principal executive office at 17140 Bernardo Center Drive, Suite 195, San Diego, California 92128 ("PURCHASER"), bears the following recitals:

      A. Simultaneously herewith F&S Hayward, LLC, a Delaware limited liability company and Purchaser have entered into a Purchase and Sale Agreement with Escrow Instructions (the "F&S AGREEMENT") covering certain real property commonly known as 24500 Clawiter Road and 24600 Industrial Road in Hayward, California (the "F&S PROPERTY").

      B. Seller may exercise its right to extend the closing hereunder as provided in Section 4.1(b) below. In such event the closing under the F&S Agreement will not occur simultaneously with the closing hereunder. However, it is the intent of both parties that if there is a closing under the F&S Agreement the closing under this Agreement will also occur, failing which Seller shall suffer substantial damages.

                                   WITNESSETH:

                                    ARTICLE I

                                PURCHASE AND SALE

      SECTION 1.1 AGREEMENT OF PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to the following:

            (a) That certain tract or parcel of land commonly known as 24590 Clawiter Road located in the City of Hayward, County of Alameda, California, and more particularly described in Exhibit A attached hereto and made a part hereof, together with all rights appurtenances pertaining to such property, including any right, title and interest of Seller in and to relating to such property, easements, covenants, adjacent streets, alleys or rights-of-way relating to such

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property (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "LAND");

            (b) the buildings, structures, fixtures and other improvements affixed to or located on the Land other than those listed in Exhibit I attached hereto (collectively, the "IMPROVEMENTS");

            (c)   any and all of Seller's right, title and interest in and to:
(i) all assignable contracts and agreements (collectively, the "OPERATING AGREEMENTS") listed and described on Exhibit B attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property; (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller by any contractor or manufacturer in connection with the Improvements or the Personal Property; (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property; and (iv) to the extent assignable, all trade names and general intangibles relating to the Land or Improvements listed and described on Exhibit C attached hereto (the property described in clause (c) of this Section 1.1 being sometimes herein referred to collectively as the "INTANGIBLES").

      SECTION 1.2 Property and Existing Loan Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the "REAL PROPERTY". The Land, the Improvements, and the Intangibles are hereinafter sometimes referred to collectively as the "PROPERTY."

      SECTION 1.3 PURCHASE PRICE. Seller agrees to sell and Purchaser agrees to purchase the Property for the amount of Sixteen Million One Hundred Thousand Dollars ($16,100,000.00) ("PURCHASE PRICE").

      SECTION 1.4 DEPOSIT. On or before three (3) business days after execution of this Agreement and delivery of a fully executed copy of this Agreement to Chicago Title Company (the "ESCROW AGENT"), having its office at 925 B Street, San Diego, California 92101, Attention: Renee Marshall, Purchaser shall deposit with Escrow Agent, the Sum of One Hundred Thousand Dollars ($100,000.00) in good funds, either by certified bank or cashier's check or by federal wire transfer. The Escrow Agent shall hold all cash deposits in an interest-bearing account

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reasonably acceptable to Seller and Purchaser, in accordance with the terms and conditions of this Agreement. All interest on the funds deposited in said account shall be deemed income of Purchaser, and Purchaser shall bear all costs and fees imposed on the deposit account. The deposits, including the additional deposit described in Section 1.5 (i) below, and all accrued interest (collectively, the "DEPOSIT") shall be distributed in accordance with the terms of this Agreement. If not previously drawn upon, the Letter of Credit (hereafter defined in Section 1.5) shall be returned to Purchaser upon the Closing.

      SECTION 1.5 ADDITIONAL DEPOSIT. If this Agreement does not terminate pursuant to the provisions of Section 3.3, then simultaneously with the close of escrow under the F&S Agreement Purchaser shall deposit with Seller, an irrevocable standby letter of credit ("LETTER OF CREDIT") in the amount of Six Million Dollars ($6,000,000.00) issued by a bank and in the form attached hereto and marked Exhibit C-1.

      SECTION 1.6 PAYMENT OF PURCHASE PRICE.

                  (1) On the Scheduled Closing Date (as defined in Section 4.1 below), Purchaser shall pay the Purchase Price for the Property in cash upon the close of escrow.

      SECTION 1.7 DEPOSIT AS LIQUIDATED DAMAGES. FROM AND AFTER THE EXPIRATION OF THE INSPECTION PERIOD AND THE TITLE INSPECTION PERIOD, AS SUCH TERMS ARE DEFINED HEREINBELOW (THE "APPROVAL DATE"), IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED FOR ANY REASON OTHER THAN A DEFAULT UNDER THIS AGREEMENT ON THE PART OF SELLER OR AS THE RESULT OF PURCHASER EXERCISING ITS RIGHT TO TERMINATE UNDER SECTION 7.1 BELOW, AND SELLER IS READY, WILLING AND ABLE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT AND ALL CONDITIONS PRECEDENT TO CLOSING HAVE WAIVED OR SATISFIED, THEN SELLER SHALL BE ENTITLED TO DRAW DOWN THE LETTER OF CREDIT AS LIQUIDATED DAMAGES, AND THE DEPOSIT, AND EXTENSION DEPOSIT(S), IF ANY, SHALL BE REFUNDED TO PURCHASER. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE BY SEPARATELY INITIALLING

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THIS SECTION 1.6 BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT AND EXTENSION
DEPOSIT(S), IF ANY, HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER IN THE EVENT THE CLOSING DOES NOT OCCUR AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST PURCHASER ARISING FROM SUCH FAILURE OF THE SALE TO CLOSE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 1.6 LIMIT THE DAMAGES RECOVERABLE BY EITHER PARTY AGAINST THE OTHER PARTY DUE TO (A) THE OTHER PARTY'S OBLIGATION TO INDEMNIFY SUCH PARTY, IF ANY, IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY INITIALING THIS
Section 1.7 BELOW, PURCHASER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

Purchaser's Initials /s/ G              Seller's Initials /s/ ILLEGIBLE
                     --------------                       ------------------

      SECTION 1.8 ESCROW AGENT. Escrow Agent shall hold and disburse the Deposit and Extension Deposit(s), if any, in accordance with the terms of this Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit and Extension Deposit(s), if any, in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit and Extension Deposit(s), if any, for any reason other than Escrow Agent's misconduct or negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit and Extension Deposit(s), if any, or in the event that Escrow Agent receives conflicting instructions from Purchaser and seller with respect to the Deposit or Extension Deposit(s), if any, Escrow Agent shall not be required to disburse the Deposit and Extension Deposit(s), if any and may, at its option, continue to hold the Deposit and Extension Deposit(s), if any, until both Purchaser and Seller agree as to its disposition, or until a final judgment is entered by a court of competent

                                      -4-

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jurisdiction directing its disposition, or Escrow Agent may interplead the
Deposit and Extension Deposit(s), if any, in accordance with the laws of the state in which the Property is located.

      Escrow Agent shall not be responsible for any interest on the Deposit or Extension Deposit(s), if any, except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon.

      Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Section 1.4, Section 1.6, Section 1.7, Section 1.8 and Section 4.7 hereof.

      The "CLOSING" OR "CLOSE OF ESCROW" shall mean the date that the Grant Deed is recorded in the Official Records of Alameda County, California.

                                   ARTICLE II

                                     TITLE

      SECTION 2.1 TITLE INSPECTION PERIOD. During the period beginning upon the Effective Date and ending at 5:00 p.m. Pacific Time on the forty-fifth (45th) day after the Effective Date ("APPROVAL DATE"), Purchaser shall have the right to review: (a) a current preliminary title report on the Real Property (the "PTR") issued by Chicago Title Company (the "TITLE COMPANY"), accompanied by copies of all documents referred to in the report; (b) copies of the most recent property tax bills for the Property; and (c) an ALTA survey of the Real Property prepared by a licensed surveyor (the "SURVEY"). Item (a) shall be obtained by Purchaser within five (5) days after the Effective Date. Item (c) shall be obtained by Purchaser within Forty (40) days after the Effective Date. Item (b) shall be delivered by Seller to Purchaser within five (5) days after the Effective Date. On or prior to the Approval Date, Purchaser shall determine what endorsements it may require and whether the Title Company is willing to issue same.

      SECTION 2.2 Title Examination. Purchaser shall notify Seller in writing (the "TITLE NOTICE") within twenty (20) days after the Effective Date which exceptions to title (excluding Survey matters), if any, will not be accepted by purchaser. If Purchaser fails to notify Seller in writing of its disapproval of any exceptions to title prior to 5:00 p.m. Pacific Time on the Approval Date, Purchaser shall be deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have seven (7) business days after receipt of the Title Notice to notify Purchaser of

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either of the-following: (a) that Seller will remove such objectionable exceptions from title on or before the Closing; or (b) that Seller elects not to cause such exceptions to be removed. If Seller fails to notify Purchaser within such seven (7) business-day period, then Seller shall be deemed to have made an election under the foregoing clause (b). Notwithstanding the foregoing or any other provision of this Agreement, all monetary obligations disclosed in the PTR constituting a lien against the Real Property, other than the Loan, are to be satisfied by Seller. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 2.5 hereof) or an endorsement thereto insuring Purchaser against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have three (3) business days after the date of such notice in which to notify Seller that Purchaser will nevertheless proceed with the purchase in accordance with the provisions of this Agreement and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. Purchaser's failure to respond within such three-business-day period shall be deemed an election to terminate this Agreement. If, despite Seller's election to eliminate any disapproved exception under clause (a) above, the exception has not been eliminated on or before the Scheduled Closing Date, Purchaser, at its option and sole discretion and as its sole right and remedy, may either: (a) elect in writing to waive its prior disapproval; (b) if the exception represents a monetary obligation, instruct Escrow Holder to deduct from Seller's proceeds hereunder the amount necessary to satisfy the obligation and thereby eliminate the exception; or (c) treat the failure to eliminate the exception as a failure of a contingency under this Agreement, in which event, as Purchaser's sole right and remedy, Purchaser may elect to cancel the Escrow and this Agreement shall be terminated. If this Agreement is terminated pursuant to the foregoing provisions of this Section, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser, and each party shall bear its own costs incurred hereunder.

      SECTION 2.3 PRE-CLOSING "GAP" TITLE DEFECTS. Purchaser may, at or prior to the Scheduled Closing Date, notify Seller in writing (the "GAP NOTICE") of any objections to title: (a) not caused by Purchaser and raised by the Title Company between the Approval Date and the Closing Date; and (b) not disclosed by the Title Company or otherwise known to Purchaser prior to the Approval Date; provided that Purchaser must notify Seller of such objection to title within

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two (2) business days of being made aware of the existence of such exception. If
Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 2.2 hereof.

      SECTION 2.4 PERMITTED EXCEPTIONS. The Real Property to be conveyed at the Closing shall be conveyed subject to the following matters, which are hereinafter referred to as the "PERMITTED EXCEPTIONS":

            (a) those matters affecting such Real Property (including, without limitation, the exceptions disclosed in the PTR) that either are not objected to in writing within the time periods provided in Section 2.2 or Section 2.3 hereof, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property;

            (b)the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

            (c)local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property;

            (d)items shown on the Survey and not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.2 or Section
2.3 hereof;

            (e)rights of tenants under leases affecting the Property;

            (f) any exception to title that results from the actions of Purchaser or its employees, agents or contractors;

            (g) the standard printed exceptions in the Title Policy.

      SECTION 2.5 CONVEYANCE OF TITLE. At the Closing, Seller shall convey and transfer to Purchaser fee simple title to that portion of the Real Property by execution and delivery of the Grant Deed (as defined in Section 4.2(a)(i) hereof) and Escrow Agent shall obtain the irrevocable commitment of the Title Company to issue an ALTA Owners Policy of Title

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Insurance (the "TITLE POLICY") covering the Real Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions

                                   ARTICLE III

                               REVIEW OF PROPERTY

      SECTION 3.1 RIGHT OF PHYSICAL INSPECTION.

            (a) On or before 5:00 p.m. Pacific Time on the Approval Date, Purchaser, its agents, employees, and independent contractors, shall have the right to make a physical inspection of the Real Property and perform an environmental, soil, geological or other assessment on the Property pursuant to the terms and conditions of this Agreement, provided there shall be no drilling or other invasive testing on or in the Real Property without Seller's prior written consent.

            (b) Purchaser understands and agrees that any on-site inspections or environmental assessments of the Property shall occur at reasonable times agreed upon by Seller and Purchaser after reasonable prior written notice to Seller and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller. Seller reserves the right to have a representative present during any such inspections. Purchaser shall promptly restore the Real Property to its prior condition following any such inspections or assessments, at Purchaser's sole cost and expense. At Seller's option, Purchaser will furnish to Seller copies of any reports received by Purchaser relating to any inspections of the Property. Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys fees), damages or injuries arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend and hold harmless shall survive Closing or any termination of this Agreement, provided that the foregoing indemnity shall not apply to Purchaser's discovery of pre-existing conditions on the Real Property.

      SECTION 3.2 DOCUMENT INSPECTION. Seller shall make available (and Purchaser may copy same) all of the following to Purchaser within twenty (20) days after the Effective Date to the extent such items are in the possession of Seller or are reasonably obtainable by Seller:

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            (a) copies of any environmental, physical, condition, ADA, and other reports relating to the Property in Seller's possession;

            (b) a list and complete copies of all Operating Agreements, including any amendments and other documents pertaining hereto;

            (c) plans, permits, specifications and certificates of occupancy for the Real Property;

            (d) all other reports, surveys, or other information (including, without limitation, any notices with respect to the Property received from any governmental agency) in Seller's possession relating to the Property;

            (e) the last 36 months utility bills and other operating expenses for the Real Property;

            (f) existing insurance policies for the Property;

            (g) existing leases, rent rolls, licenses, permits and certificates pertaining to the Property;

            (h) Operating Statements and balance sheets, for the last three (3) years for the Property

            (i) and such other files, books, records, documentation, tax returns and other materials relating to the Property and Sellers ownership and management of the Property.

      SECTION 3.3 RIGHT OF TERMINATION. On or before 5:00 p.m. Pacific Time on the Approval Date, if for any reason Purchaser, in its sole discretion, determines that the Property or any aspect thereof is unsuitable for Purchaser's acquisition, either Purchaser or Seller shall have the right to terminate this Agreement by giving written notice thereof to the other, and if such notice is given, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnify obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be immediately returned to Purchaser without any action being necessary, and each party shall bear its own costs incurred hereunder. If

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Purchaser fails to give Seller a notice of termination prior to 5:00 p.m.
Pacific Time on the Approval Date, Purchaser shall be deemed to have approved all aspects of the Property (except title and Survey, which shall be governed by Article II hereof) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof.

                                   ARTICLE IV

                                    CLOSING

      SECTION 4.1 TIME AND PLACE.

            (a) The consummation of the purchase of the Property contemplated hereby ("CLOSING") shall be consummated within five (5) business days of the date Purchaser completes its initial public offering, but not later than July 30, 2004 (the "SCHEDULED CLOSING DATE"), through an escrow closing administered by Escrow Agent pursuant to joint instructions from Seller and Purchaser. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. The Closing shall be held at the offices of Escrow Agent set forth in Section 1.4. If the sale transaction fails to close by the Scheduled Closing Date due to the extension of Purchaser's public offering date, Purchaser shall have the option to extend the Scheduled Closing Date for up to two (2) consecutive forty-five (45) day periods (each of which is an "EXTENSION PERIOD") by making a deposit with Escrow Agent of ($100,000) (each an "EXTENSION DEPOSIT") for each Extension Period. Purchaser shall provide Seller twenty (20) days prior written notice of the exercise of each such option. If Purchaser is unable to complete its initial public offering by the end of the last Extension Period exercised by Purchaser, Purchaser shall have the right to terminate this Agreement without incurring any liability to Seller, and Purchaser's Deposit and Extension Deposit(s) and all accrued interest thereon will be delivered to Purchaser provided that said right to terminate shall automatically terminate upon the close of escrow under the F&S Agreement. On the Closing, the Deposit, the Extension Deposit(s), if any, shall be credited against the Purchase Price, and the balance of the Purchase Price shall be paid by Purchaser to Seller through Escrow Agent. If Purchaser fails to exercise and Extension Option within the time periods stated in this Section 4.1, then such extension option shall terminate.

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            (b) Notwithstanding the foregoing, Seller shall have the right, for purposes of completing one or more 1031 tax deferral exchanges, to extend the Closing for up to nine (9) months beyond the Scheduled Closing Date as it may previously have been extended pursuant to Section 4.1 (a) (the "EXTENDED CLOSING DATE") by giving written notice to Purchaser not later than June 30, 2004. In the event Seller exercises said right to extend the Closing prior to Purchaser exercising its right to extend under Section 4,1(a) above, Purchaser's right to extend shall automatically terminate. Seller may accelerate the Extended Closing Date by providing Purchaser twenty (20) days prior written notice thereof, which accelerated date shall not be earlier than the close of escrow under the F&S Agreement, and such accelerated date shall thereafter be deemed the Extended Closing Date. In the event such notice is given by Seller, any Extension Deposit(s) paid by Purchaser shall be refunded to Purchaser.

      SECTION 4.2 SELLER'S OBLIGATIONS AT CLOSINGS.

            (a) On or before two (2) days before the Scheduled Closing Date, Seller shall:

                        (i) deliver to Escrow Agent a duly executed grant deed in the form attached hereto as Exhibit D, conveying the Property (the "GRANT DEED");

                        (ii) deliver to Escrow Agent a duly executed Assignment and Assumption of Leases ("ASSIGNMENT OF LEASES") in the form attached hereto as Exhibit E transferring Seller's interest in the Leases;

                        (iii) deliver to Escrow Agent a duly executed assignment and assumption agreement (the "ASSIGNMENT OF CONTRACTS") in the form attached hereto as Exhibit F transferring Seller's interest in the Intangibles to the extent assignable;

                        (iv) deliver such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

                        (v) deliver to Purchaser a certificate in the form attached hereto as Exhibit G duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

                        (vi) deliver to Purchaser the Operating Agreements as they relate to the First Closing Real Property;

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                        (vii) deliver such affidavits as may be customarily and
reasonably required by the Title Company, in a form reasonably acceptable to Seller;

                        (viii) deliver to Purchaser possession of the Property, subject to the Permitted Exceptions and any leases;

                        (ix) execute a closing statement reasonably acceptable to Seller; and

                        (x) deliver such additional documents as shall be reasonably required to consummate the Closing.

      SECTION 4.3 PURCHASER'S OBLIGATIONS AT CLOSING. On or before two (2) days before the Scheduled Closing Date, Purchaser shall:

            (a) deposit into escrow the cash portion of the Purchase Price, less the cash Deposit and any Extension Deposit(s) and less the amount, if any, that has been drawn on the Letter of Credit;

            (b) deliver to Seller a duly executed Assignment of Lease;

            (c) deliver to Seller a duly executed Assignment of Contracts;

            (d) deliver such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

            (e) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;

            (f) execute a closing statement reasonably acceptable to Purchaser; and

            (g) deliver such additional documents as shall be reasonably required to consummate the Closing.

      SECTION 4.4 CLOSING COSTS AND PRORATIONS.

            (a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance.

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

            (b)Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay any County imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the Property being transferred;

            (c)Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

                        (i) the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;

                        (ii) the cost of the Survey and

                        (iii) the title insurance premium for an ALTA standard form of owner's title policy; and

                        (iv) any City of Hayward imposed transfer tax, documentary stamp tax or similar tax which becomes payable by reason of the Real Property being transferred.

            (d) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same.

            (e) Real property taxes and assessments and rents shall be prorated as of the Closing and through escrow based upon the latest available tax and assessment information.

            (f) The provisions of this Section 4.4 shall survive the Closing.

      SECTION 4.5 CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the purchase of the Property shall be subject, respectively, to the fulfillment on or before the Scheduled Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

            (a) Seller shall have delivered all of the items required to be delivered pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof, as they relate to the Property and the letter described in Section 11.16;

            (b) all of the representations and warranties of Seller contained in this Agreement shall be true correct in all material respects as of the date of the Closing;

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            (c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing as they relate to the Property;

            (d) the Title Company shall be prepared and irrevocably committed to issue to Purchaser the Title Policy in an amount equal to the Purchase Price; and

            (e) no proceeding shall have been commenced against Seller under the federal Bankruptcy Code or any state law for relief of debtors.

      SECTION 4.6 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to consummate the purchase of the Property hereunder shall be subject to the fulfillment on or before the Scheduled Closing Date of the following conditions, any or all of which may be waived by Seller in its sole discretion:

            (a) Purchaser shall have delivered all of the items required to be delivered pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

            (b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing; provided for purposes of this Section 4.6(b):

                        (1) Seller shall not be in violation of warranty 5.1(c) notwithstanding the existence of any new Operating Agreements provided that each such new Operating Agreement can be terminated in thirty (30) days written notice;

                        (2) Notwithstanding any uncured violations described in warranty 5.1(d), Seller shall not be in violation of said warranty provided Purchaser is given a credit against the purchase price equal to the cost of curing such violation;

                        (3) Notwithstanding any violation described in warranty 5.1(f), Seller shall not be in violation of said warranty provided Purchaser is given a credit against the purchase price equal to the cost of curing such violation;

                        (4) Notwithstanding the existence of any lien or encumbrance described in warranty 5.1(g), Seller shall not be deemed in violation of said warranty provided Purchaser is given a credit against the purchase price equal to the cost of removing any such lien or encumbrance;

                        (5) Notwithstanding the existence of any agreement described in warranty 5.1(h), Seller shall not be deemed in violation of said warranty provided Purchaser is given a credit against the purchase price equal to the penalty or premium which must be paid to terminate the agreement;

                        (6) Notwithstanding the existence of any taxes, assessments (special, general or otherwise) or bonds described in warranty 5.1(i), Seller shall not be deemed in violation of said warranty provided taxes are prorated as provided in Section 4.4(e) and Purchaser is given a credit against the purchase price equal to any such bonds or assessments.

            (c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

      SECTION 4.7 CLOSE OF ESCROW. Provided that Escrow Agent has received the documents, instruments and funds described herein, provided that Escrow Agent has not received written notice from either Purchaser or Seller that this Agreement has been terminated or that any of the conditions to Closing set forth herein have not been satisfied or waived and provided further that the Title Company is able to deliver to Purchaser a commitment to issue the Title Policy, then Escrow Agent is authorized and instructed to:

            (a) Record the Grant Deed to the Real Property covered by the Closing with the County Recorder; and

            (b) Deliver to Seller the Purchase Price for the Property, as increased or decreased by prorations and adjustments as provided herein and less Seller's share of closing costs. To the extent Purchaser receives the benefit of any loan related impound (such as tax, insurance, tenant improvement or leasing commission) or other loan escrowed funds pertaining to the Property, Seller shall be credited in escrow for said funds.

                                    ARTICLE V

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      SECTION 5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby makes the following representations warranties to Purchaser as of the Effective Date:

            (a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on Seller's part. The person(s) signing this Agreement on behalf of Seller is (are) authorized to do so;

            (b) Pending Actions. To Seller's actual knowledge, there are no actions, suits, arbitrations, unsatisfied orders or judgments, government investigations or proceedings pending against Seller or the Property which, if adversely determined, could individually or in the aggregate affect the Property or use thereof, or Seller's ability to perform hereunder;

            (c) Operating Agreements. To Seller's actual knowledge, there are no Operating Agreements other than those listed on Exhibit B hereto;

            (d) Violations. To Seller's actual knowledge, there are no uncured violations of any federal, state or local law relating to the use or operation of the Property which would adversely affect the Property or use thereof, provided Seller makes no representation or warranty with respect to ADA compliance;

            (e) Leases. There are no leases affecting the Property other than the lease described on Exhibit H attached hereto and those consented to by Purchaser pursuant to Section 5.4(c);

            (f) Environmental. To Seller's actual knowledge there has not been any release of hazardous substances on or beneath the Real Property in violation of any federal, state or local law, and Seller has received no written notice of any violation or claimed violation of any law, rule, or regulation relating to hazardous substances (as used in this clause (g), "hazardous substances" shall have the meaning set forth in Section 25359.7 of the California Health and Safety Code);

            (g) Lien or Encumbrances. To Seller's actual knowledge, fee title to the Property is not subject to any liens or encumbrances (including mechanics' liens) including, without limitation, liens or claims for delinquent taxes, and security agreements and pledges, except for those exceptions to title shown in the PTR or the other Permitted Exceptions;

            (h) No Agreements. Except for agreements terminable on thirty (30) days written notice without penalty or premium or as specified in this Agreement (including, without limitation, the Permitted Exceptions), Seller has not entered into any agreements other than leases by which Purchaser would be bound following the Closing;

            (i) Taxes. To Seller's actual knowledge, there are no taxes, assessments (special, general or otherwise) or bonds of any nature assessed against the Property, or any portion thereof, except as disclosed in the PTR and described in Section 2.4(b);

            (j) Utilities. To Seller's actual knowledge, all utilities for servicing the Property are being provided by third parties, and those utilities billed to Seller have been paid current.

      SECTION 5.2 KNOWLEDGE DEFINED. References to the "knowledge or awareness" of Seller shall be deemed to include the present and actual knowledge of all officers or members of Seller (after due internal inquiry of Seller by said officers or members) whose primary work involves or is associated with ownership, operation or maintenance of the Property, and Seller's "written notice" shall be deemed to include notices sent to the attention of one or more of said persons.

      SECTION 5.3 SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, and shall survive Closing until 12 midnight on the day immediately preceding the first anniversary of the Closing ("BAR DATE"). In order for Purchaser to perfect any claim of breach of representation or warranty, on or before the Bar Date, Purchaser shall have delivered to Seller, and Seller shall have received, Seller's written claim specifying with particularity the nature and extent of the claimed breach, and if no such written claim is received by Seller, such claims shall be forever barred.

      SECTION 5.4 COVENANTS OF SELLER.

            (a) Maintenance of Property. Seller hereby covenants with Purchaser that from the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall maintain the Property in a manner generally consistent with the manner in which Seller has maintained the Property prior to the date hereof;

            (b) Notification of Subsequent Events. If, prior to Closing, the Seller becomes aware of any event which Seller believes would have a material adverse effect on the condition or operation of the Property as a whole, the Seller will immediately notify in writing the Purchaser of such event.

            (c) Termination of Leases. From and after the Approval Date so long as this Agreement is in effect Seller shall not terminate or amend any existing leases or enter into any new lease without Purchaser's prior written consent, which shall not be unreasonably withheld. Purchaser shall be responsible for leasing commissions and/or tenant improvement costs with respect to any new leases approved by Purchaser.

      SECTION 5.5 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date.

            (a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of the State of California. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary action on Purchaser's part. The person(s) signing this Agreement on behalf of Purchaser is (are) authorized to do so; and

            (b) Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

      SECTION 5.6 COVENANTS OF PURCHASER. Purchaser covenants that:

            (a) Purchaser shall not take any action with respect to the Property, which would result in the creation of any lien or encumbrance against the Property.

            (b) Purchaser shall not request any permit affecting the Property or any change in the zoning or general plan designation of the Property, including, without limitation, any variance of special or conditional use permit.

                                   ARTICLE VI

                                     DEFAULT

      SECTION 6.1 DEFAULT BY PURCHASER. In the event the sale of the Property as contemplated hereunder is not consummated solely due to Purchaser's default hereunder, Seller, as its sole remedy, shall be entitled pursuant to Section 1.6 hereof to terminate this Agreement and receive the Deposit and Extension Deposit(s), if any, as liquidated damages for the breach of this Agreement.

      SECTION 6.2 DEFAULT BY SELLER. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Purchaser shall be entitled, in addition to all other remedies available at law or in equity, to: (a) receive the return of the Deposit and Extension Deposit(s), if any, which return shall operate to terminate this Agreement; (b) specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement; or (c) collect damages in the amount of all of Purchaser's costs incurred in connection with the proposed transaction contemplated by this Agreement.

                                   ARTICLE VII

                                  RISK OF LOSS

      SECTION 7.1 CASUALTY.

            (a) Prior to the Closing, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 7.1. If, prior to said Closing, any part of the Real Property is damaged or destroyed by earthquake, flood, landslide, fire or other casualty, Seller shall immediately notify Purchaser of such fact. If such damage or destruction is "material", Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than ten (10) days after receipt of Seller's notice. For purposes of this Section 7.1, damage or destruction is "material" if it constitutes an Uninsured Loss (as defined in the Lease). If Purchaser does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement, but Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive keep all insurance proceeds payable to it with respect to such destruction (but not in excess of the Purchase Price) but subject to any applicable terms of the Leases listed on Exhibit H, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price; provided only that in connection with an Insured Loss, Purchaser shall be entitled to a credit against the Purchase Price in an amount equal to the applicable insurance deductible. If Purchaser does terminate this Agreement pursuant to this Section 7.1, all rights and obligations hereunder of each party shall be at an end (except those matters which are specifically stated in this Agreement to survive the termination) and the Title Company is hereby instructed to return the Deposit and any Extension Deposit to Purchaser.

      SECTION 7.2 CONDEMNATION.

            (a) In the event that all or any portion of the Real Property shall be taken in condemnation or under the right of eminent domain after the Effective Date and before the Closing, Purchaser shall proceed to close the transaction contemplated herein pursuant to the terms hereof in which event Seller shall assign and turn over to Purchaser, and Purchaser shall be entitled to receive and keep all awards for the taking by eminent domain of Seller's interest in the Property which accrue to Seller, and there shall be no reduction in the Purchase Price of the Property.

                                  ARTICLE VIII

                                   COMMISSIONS

      SECTION 8.1 BROKERAGE COMMISSIONS. Except for BT Commercial who represents Purchaser exclusively, there are no brokers involved in this transaction. Purchaser, at Closing, shall pay to BT Commercial a commission of one percent (1%) of the Purchase Price in accordance with a separate agreement. Each party hereto agrees that if any person or entity, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. The provisions of this paragraph survive Closing or any termination of this Agreement.

                                   ARTICLE IX

                                    INDEMNITY

      SECTION 9.1 INDEMNIFICATION BY SELLER. From and after the Closing, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all liability, costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys' fees and disbursements) (collectively, "LOSSES") arising out of, or in any way relating to (i) any breach of any representation or warranty of Seller contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto, provided the claim therefore is asserted in writing prior to the Bar Date; (ii) any breach of any covenant of Seller contained in this Agreement, provided the claim therefore is asserted in writing within the applicable statute of limitations and (iii) any event, act, or omission on the part of Seller relating to the Property and arising prior to the Closing. The obligations of this Section 9.1 shall survive the Closing.

      SECTION 9.2 INDEMNIFICATIONS BY PURCHASER. From and after the Closing, Purchaser shall indemnify and hold Seller, its affiliates and shareholders, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing harmless from and against any and all Losses arising out of, or in any way relating to (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any Schedule, certificate, instrument or other document delivered pursuant hereto, (ii) any breach of any covenant of Purchaser contained in this Agreement, provided the claim therefore is asserted in writing within the applicable statute of limitations and (iii) any event, act, or omission on the part of Purchaser relating to the Property and arising after the Closing. The obligations of this
Section 9.2 shall survive the Closing.

                                    ARTICLE X

                     PURCHASER'S ACKNOWLEDGEMENT AND RELEASE

      SECTION 10.1 ACKNOWLEDGEMENT.

            (a) Purchaser acknowledges that, prior to the Closing(s) hereunder, it or its or contractors shall have thoroughly inspected the Property and observed the physical characteristics and condition of the Property and otherwise investigated the status of the Property, including without limitation, the matters referred to in paragraph (b) below.

            (b) Purchaser further acknowledges that, except as may be specifically set forth in this Agreement, neither Seller nor any of Seller's employees, agents, brokers or representatives have made any representations, warranties or agreements by or on behalf of Seller as to any matters concerning the Property, including, without limitation, (i) the habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular use; (ii) the compliance of the Property or operations on the Property with any applicable codes, laws, statutes ordinances, regulations rules, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (iii) the suitability of the topography; (iv) the availability of water rights or utilities; (v) the present and future zoning, subdivision and any and all other land use matters; (vi) the condition of the soil, subsoil, or groundwater (including, without limitation, the presence or absence of toxic or hazardous substances, materials or wastes therein, thereon or on adjacent or neighboring properties); (vii) the purpose(s) to which the Property are suited; (viii) drainage or flooding; (ix) access to public roads or proposed routes of roads or extensions thereof; (x) the quality, nature, adequacy and physical condition of the Property and any improvements located thereon, including, without limitation, the structural elements, foundation, roof, appurtenances, electrical, mechanical, plumbing, sewage and utility systems, facilities and appliances; (xi) the condition of title to the Property; (xii) the leases, service contracts, and other agreements affecting the Property.

            (c) The term "hazardous substance" as used in this Agreement shall mean any product, substance, chemical, material or waste whose presence, nature quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials on the Real Property, is either (i) potentially injurious to the public health, safety or welfare, the environment or the Real Property,
(ii) regulated or monitored by any governmental authority, or (iii) a basis for liability of Seller to any governmental agency or third party under any applicable statute or common law theory. Hazardous substance shall include, without limitation, hydrocarbons, petroleum, gasoline, crude oil or any products, by products or fractions thereof.

      SECTION 10.2 RELEASE.

            (a) Purchaser acknowledges and agrees that except for the warranties and representations set forth in Section 5.1, the Property is to be purchased, conveyed and accepted by Purchaser in its present condition, "AS-IS, WHERE-IS, WITH ALL FAULTS" and that no patent or latent defect in the condition of the Property, whether or not known or discovered, shall give rise to any claim or cause of action by Purchaser against Seller. Any documents furnished to Purchaser by Seller relating to the Property prepared by third parties, including, without limitation, maps, surveys, studies, pro formas, reports and other information shall be deemed furnished to Purchaser but without warranty from Seller except as may be specifically set forth in this Agreement. Purchaser acknowledges that the full extent of any damages hereunder may be uncertain. In making this covenant, Purchaser understands and agrees that it relies wholly upon its judgment, belief and knowledge of the nature, extent, effect and duration of damages and Seller's liability and has not relied upon any statement of Seller, except as set forth in this Agreement. Purchaser has read and fully understands the following language of California Civil Code section 1542 and waives any rights it may have under section 1542:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            Purchaser further represents that no promise, inducement or agreement not described in this agreement has been made to it and that this release contains the entire agreement between the parties. This covenant shall survive the Close of Escrow.

            (b) All work done in connection with preparing the Property for the uses intended by Purchaser, including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Purchaser's acquiring, developing, using and/or operating the Property shall be obtained and paid for by, shall be the sole responsibility of, Purchaser.

            (c) Purchaser has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations. Purchaser has neither received nor relied upon any representations concerning such laws and regulations from Seller, Seller's employees, agents or any other person acting on or in behalf of Seller.

            (d) Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller or its agents to Purchaser in connection with the transaction contemplated hereby, except that Seller will provide accurate copies of documents in its possession. Purchaser acknowledges and agrees that all materials, data and information prepared by third parties and delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, however Seller, to its actual knowledge without duty of inquiry, has no reason to believe such materials, data and information delivered by Seller are inaccurate.

      SECTION 10.3 SURVIVAL. The provisions of this Article X shall survive the termination of this Agreement and shall not be merged into the Grant Deed or any other document of conveyance executed or delivered at Close of Escrow.

                                   ARTICLE XI

                                  MISCELLANEOUS

      SECTION 11.1 CONFIDENTIALITY. Except when required to disclose by applicable law, including public company reporting requirements (Purchaser or its successor is filing a registration statement in connection with the public offering of its stock and may need to disclose the transaction contemplated hereby upon the execution of this Agreement) each party and its representatives shall hold in strictest confidence all data and information obtained with respect to the Property or the transaction contemplated hereunder, whether obtained before or after the execution and delivery of this Agreement and whether or not marked "confidential," and shall not disclose the same to others; provided, however, that it is understood and agreed that the parties may disclose such data and information to their employees, lenders, consultants, accountants, underwriters, investors and attorneys provided that such persons agree to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this

Agreement or the transaction contemplated herein. The provisions of this Section
11.1 shall survive the Closing or any termination of this Agreement.

      SECTION 11.2 PUBLIC DISCLOSURE. Except when required to disclose by applicable law, including public company reporting requirements (it being understood by the parties that Purchaser or its successor is filing a registration statement in connection with the public offering of its stock and, as a public company, may need to disclose the transaction contemplated hereby upon the execution of this Agreement), prior to the Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved in writing by Purchaser and Seller. The provisions of this Section 11.2 shall survive the Closing or any termination of this Agreement.

      SECTION 11.3 ASSIGNMENT. Subject to the provisions of this Section 11.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Purchaser shall have the right to assign this agreement to any affiliate of Purchaser without Seller's consent. Purchaser shall have the right to assign this agreement to any entity which is not an affiliate, whether voluntary or involuntary, with Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller. Seller hereby consents to the assignment of this Agreement to a to-be-formed entity that shall succeed to the business of Purchaser in connection with an initial public offering of its stock.

      SECTION 11.4 NOTICES. Any notice pursuant to this Agreement shall be given in writing by: (a) personal delivery; (b) reputable overnight delivery service with proof of delivery; (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested; or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

     If to Seller.           F&S Hayward
                             c/o Foster Enterprises
                             250A Twin Dolphin
                             Redwood City, CA 94065-1402

     with a copy to:         Norman I. Book, Jr.
                             Carr, McClellan, Ingersoll, Thompson & Horn
                             216 Park Road
                             Burlingame, CA 94010
                             Fax:

     If to Purchaser:        BERNARDO PROPERTY ADVISORS
                             17190 Bernardo Center Drive, Suite 195
                             San Diego, California 92128
                             Attention: Alan D. Gold
                             Telephone:
                             Fax

     with a copy to:         BERNARDO PROPERTY ADVISORS
                             17190 Bernardo Center Drive, Suite 195
                             San Diego, California 92128
                             Attention: Gary A. Kreitzer
                             Telephone:
                             Fax:

      SECTION 11.5 MODIFICATIONS. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

      SECTION 11.6 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

      11.7 FURTHER ASSURANCES. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 11.7 shall survive Closing.

      SECTION 11.8 COUNTERPARTS. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

      SECTION 11.9 FACSIMILE SIGNATURES. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

      SECTION 11.10 SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

      SECTION 11.11 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      SECTION 11.12 NO THIRD-PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

      11.13 CAPTIONS. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

      SECTION 11.14 CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

      SECTION 11.15 ATTORNEYS' FEES. In the event of any dispute, arbitration, action, or other proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in connection with such dispute, arbitration, action, or other proceeding, including, without limitation, the fees and costs of its attorneys, whether or not such dispute, arbitration, action, or other proceeding proceeds to formal resolution or judgment.

      SECTION 11.16 AUDIT. At no cost to Seller, Seller shall provide Purchaser's independent auditors access to Seller's files, documentation, leases, books and records relating to the Property so as to allow Purchaser's auditors to prepare audited financial statements of the Property as required by the Securities and Exchange Commission. Seller shall provide such auditors with an Audit Representation Letter in the form attached hereto as Exhibit J.

      SECTION 11.17 1031 EXCHANGE. In connection with the transactions contemplated by this Agreement, Seller may wish to engage in a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Purchaser agrees to cooperate with Seller in connection with such exchange(s), provided, however, that notwithstanding any other provision of this Agreement to the contrary, Purchaser will not be required to take title to any other real property or become a party to any purchase agreement; Purchaser shall not incur any additional liability by reason of such exchange, the exchange shall not delay the Closing other than as provided in Section 4.1 (b), and Seller will indemnify and hold Purchaser harmless for, from and against any claim, demand, cause of action, liability or expense (including attorney's fees) in connection therewith, including, without limitation, any increase in escrow fees or charges resulting from any exchange.

      SECTION 11.18 SCHEDULE OF EXHIBITS. The following exhibits are attached hereto and incorporated herein by this reference:

      Exhibit A              Legal Description of the Real Property

      Exhibit B              List of Operating Agreements

      Exhibit C              List of Intangibles

      Exhibit C-1            Letter of Credit

      Exhibit D              Grant Deed

      Exhibit E              Assignment of Leases

           Exhibit F              Assignment of Contracts

           Exhibit G              Non Foreign Status Certificate (FIRPTA)

           Exhibit H              List of Leases

           Exhibit I              Exclusions from Improvements

           Exhibit J              Audit Representation Letter

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:                                  SELLER:

FOSTER ENTERPRISES, a                    SYME FAMILY PARTNERS, L.P. a
California general partnership           California limited partnership

By: T.J. FOSTER L.P.                     By: /s/ KIRK C. SYME
    a California limited partnership         ---------------------------------
    Its: General Partner                       Kirk C. Syme, as Trustee of
                                               The Syme Family Trust under
                                               agreement dated November 23, 1998
    By: /s/ MARK C. FOSTER                     Its: General Partner
       ------------------------------
        Mark C. Foster, General Partner
                                         F&S, INC.
By: R.H. FOSTER L.P.
    a California limited partnership     F&S HAYWARD, INC., a. California
    Its: General Partner                 corporation

    By: /s/ TODD B. FOSTER               By: /s/ TODD B. FOSTER
        --------------------------------     ---------------------------------
        Todd B. Foster, General Partner         Todd B. Foster, President

                                         By: /s/ MARK C. FOSTER
                                             ---------------------------------
                                                 Mark C. Foster, Secretary
PURCHASER:


BERNARDO PROPERTY ADVISORS, INC.,
a California corporation

By: /s/ ALAN D. GOLD
    -------------------------------
    Alan D. Gold, President

By: /s/ GARY A. KREITZER
   ---------------------------------

Its: Executive V.P.
    --------------------------------

The undersigned acknowledges receipt of this Agreement and agrees to act as Escrow Agent pursuant to the terms hereof.

                                 ESCROW AGENT:
                                 CHICAGO TITLE COMPANY

                                 By: /s/ RENEE MARSHALL
                                      _______________________________
                                 Name: Renee Marshall
                                      _____________________________
                                 Title: Escrow Officer
                                       ____________________________

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